Exhibit 10.96

BROOGE HOLDINGS LIMITED

c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104

Cayman Islands

[…..]

[Date]

Dear […..]	Ref: [….]

Appointment Letter for Independent Non-Executive Director

We are pleased to confirm in writing the terms of your appointment (your “Appointment”) as a non-executive director of the Board of Directors (the “Board”) of Brooge Holdings Limited (the “Company”).

1.	APPOINTMENT

1.1.

Your Appointment will start immediately following, and is conditional on, the consummation of the Mergers as such term is defined in the Business Combination Agreement (as amended) dated 15 April 2019. This letter will constitute a contract for services and not a contract of employment.

1.2.	You may be requested to serve on one or more the committees (each a “Committee”) of the Board. You will be provided with the relevant Committee charters (each such Committee charter a “Charter”) on your appointment to any such Committee.

1.3.	The Appointment is subject to the Company’s Memorandum and Articles of Association ("Articles") and nothing in this letter shall be taken to exclude or vary the terms of the Articles as they apply to your Appointment.

1.4.	The continuation of the Appointment is contingent to your ongoing fulfillment of your obligations and successful re-election by the Company’s shareholders at the Company’s Annual General Meeting (the “AGM”). It is further subject to your agreement to apply yourself and discharge your duties in accordance with the Articles of the Company and the Cayman Islands Company Law ("Company Law"), as well as you upholding the high standards of corporate governance of the Nasdaq Capital Market, including without limitation, those set forth in the Nasdaq Listing Rule 5600 Series.

2	DATE OF COMMENCEMENT AND TERM

2.1	The official commencement date of your Appointment (the “Effective Date”) shall be 20 December 2019. Subject to the terms of Termination set forth in Section 8 and the re-election by the Company’s shareholders at the AGM as set forth in Section 1.4, the term of this Appointment shall be 3 years from the Effective Date (the “Term”).

3	DUTIES AND RESPONSIBILITIES

3.1	You will be expected to devote such time as is necessary for the proper performance of your duties. The nature of the role makes it impossible to be specific about the maximum time commitment. In general, the Board is expected to meet no less than four times per year and each committee is expected to meet between three and four times per year. At certain times it may be necessary to convene additional Board, committee or shareholder meetings. Additionally, it may be necessary to meet with non-executive directors without management present.

[…..]

3.2

You may be sought to engage in ad hoc strategic discussions that may require you reviewing and execution of documents pertinent to Board decisions. Such meetings shall take place in person, or by telephone conferencing, at a sensible time of day in relation to your primary place of residence.

3.3

The Board as a whole is collectively responsible for the success of the Company. The Board’s role is to set the Company’s strategic aims and ensure that the necessary financial and human resources are in place for the Company to meet its objectives. The Board also reviews management performance and ensures that the Company meets its obligations to its shareholders and others. As a non-executive director you shall have the same general legal responsibilities to the Company as any other director. You are expected to perform your duties (whether statutory, fiduciary or common law) faithfully, diligently and to a standard commensurate with the functions of your role and your knowledge, skills and experience.

3.4	You will exercise your powers and discharge your duties as a director having regard to the relevant obligations under prevailing law and regulation, including the Cayman Islands Company Law, U.S. securities laws and while in pursuit of and subsequent to the listing of any Company securities on any tier of The Nasdaq Stock Market, also the rules stipulated by The Nasdaq Stock Market; including but not limited to the Listing Rule 5600 Series.

3.5	As a member of any committee to which you are appointed:

3.5.1	You shall review and uphold the functions of such committee as set forth in that Committee’s Charter; and

3.5.2	You must along with other committee members, review annually and assess the adequacy of the Charter.

3.6	You are required to disclose any direct or indirect interest which you may have in any matter being considered in a Board or Committee meeting and, save as may be permitted in terms of the Articles or the respective Committee Charters, you are not permitted to vote on any resolution of the Board or Committee, as may be applicable, and shall recuse yourself from such discussions, on any matter where you have a direct or indirect interest.

3.7	Unless the Board specifically authorizes you to do so, you shall not enter into any legal or other commitment or contract on behalf of the Company.

3.8	You shall be entitled to request all relevant information about the Company’s affairs as is reasonably necessary to enable you to discharge your responsibilities as a non-executive director.

3.9	You will at all times comply with all laws, rules and regulations relating to the disclosure and use of inside information, including applicable U.S. Securities Laws. You will also comply with the Company’s Insider Trading Policy, as it may be amended from time to time. You should avoid making any statements that might risk a breach of these requirements. If in doubt, please contact the chief executive officer.

4	FEES AND EXPENSES

4.1	The annual fee for being an Independent Non-Executive Director is GBP […..] per annum. The annual fee for being the Chairperson of the Board is GBP […..] per annum. The annual fee for being the chairperson of a committee is GBP […..] per annum. The annual fee for being a member of a committee is GBP […..] per annum. All annual fees shall be reduced by any necessary statutory deductions. Your fee will accrue on a daily basis and payment will be by equal quarterly installments in arrears. All fees will cease to accrue with effect from the date of your ceasing, for whatever reason, to be a non-executive director of the Company. No additional fees will be paid for attending Board meetings or committee meetings. Your total directors’ fee in accordance with your Appointment and any committee appointments will be communicated to you.

The Company will arrange for or reimburse all reasonable travelling, hotel and other expenses incurred by you in connection with the Company’s business.

[…..]

5	CONFIDENTIALITY

5.1	You shall not, except as authorized by the Company or required by your responsibilities or law, reveal to any person or company any of the trade secrets or any information concerning the organization, business, finances, transactions or affairs of the Company acquired by you before, on or after the date hereof in your role as a prospective director or director of the Company or any of its affiliates and you shall keep with complete secrecy confidential information entrusted to you and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Company or may be likely to do so. This restriction shall continue to apply after the termination of your Appointment for a period of one year following such termination. This restriction shall cease to apply to any confidential information which may (other than by reason of your breach) become available to the public generally.

5.2	You shall not either during the period of your Appointment or afterwards use or permit to be used any books, documents, moneys, assets, records or other property belonging to or relating to any dealings, affair or business of the Company other than for the benefit of the Company. You shall immediately deliver and return to the Company all such books, documents, moneys, securities, records or other property which you then have or should have in your possession upon termination of your Appointment hereunder.

6	DATA PROTECTION

6.1	By executing this letter, you consent to the Company holding and processing information about you for legal, personnel, administrative, and management purposes and in particular to the processing of any sensitive personal data as and when appropriate.

6.2	You consent to the transfer of such personal information to other offices the Company may have or to other third parties for administrative purposes and other purposes in connection with the Appointment, where it is necessary or desirable to do so.

7	INSURANCE AND INDEMNITY

7.1	The Company shall establish directors’ and officers’ liability coverage and intends to maintain such coverage for the full Term of the Appointment.

8	TERMINATION

8.1	You may resign your Roles with the Company upon not less than two (2) months’ prior written notice to the Board.

8.2	If you are not re-nominated or approved by the Board, the shareholders do not re-elect you as a director, or you are retired from office under the Articles, your Appointment shall, upon qualification of your successor, terminate automatically, with immediate effect. Notwithstanding any mutual expectation, there is no right to re-nomination by the Board.

8.3	Except as otherwise set forth in Sections 8.1 and 8.2, your Appointment with respect to the Roles with the Company may only be terminated by the Company:

(a)	After giving you two (2) months’ notice in writing; or

(b)	With immediate effect in the event that you:
(1)	Conduct dishonesty, fraud, gross negligence, willful default or refusal to carry out any lawful order or instructions, or the repeated breach of any rules or regulations of the Company, or those as governed by the laws of your residency;

(2)	Commit a material breach of your obligations under this letter or the Articles;

(3)	Commit any serious or repeated breach or non-observance of your obligations to the Company;

[…..]

(4)	Are convicted of a criminal offence other than an offence under road traffic legislation in the jurisdiction of your residency or elsewhere for which a fine or non-custodial penalty is imposed;

(5)	Declare bankruptcy or have made an arrangement with or for the benefit of your creditors;

(6)	Are disqualified from acting as a director; or

(7)	Have not complied with the Company’s anti-corruption and anti-bribery policies and procedures.

(c)	On termination of your Appointment, you shall resign from your office as director of the Company unless otherwise requested by the Company.
9	ACCEPTANCE

9.1	This letter and any document referred to in it constitutes the entire terms and conditions of your Appointment and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between you and the Company, whether written or oral, relating to its subject matter and no waiver or modification hereof shall be valid, unless reduced to writing and signed by both parties.

9.2	Please signify your acceptance of the above terms and conditions by signing and returning to us the enclosed duplicate copy of this letter.

Yours faithfully,

For and on behalf of Brooge Holdings Limited	Agreed and accepted by:

Nicolaas Lammert Paardenkooper	[…..]
Chief Executive Officer
Date:	Date: […..]

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